Exhibit 2.3

AMENDMENT No. 1 TO THE
PURCHASE AND SALE AGREEMENT
THIS Amendment No. 1 dated as of June 26, 2016 (this “Amendment”) to the Purchase and Sale Agreement dated June 9, 2016 (the “Original Agreement”) by and among Calumet North Dakota, LLC, a Delaware limited liability company (“Seller”) and WBI Energy, Inc., a Delaware corporation (“Purchaser” and together with Seller, the “Parties”), MDU Resources Group, Inc., Centennial Energy Holdings, Inc., and Calumet Specialty Products Partners, L.P., is entered into by and between Purchaser and Seller in order to provide for the Parties’ agreement to the amendment of Section 2 of the Original Agreement. Capitalized terms used but not defined in this Amendment shall have the meanings given such terms in the Original Agreement.

AGREEMENT
In consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Amendment and Restatement of Section 2 of the Original Agreement. Section 2 of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“2.    Purchase Price. The purchase price for the Purchased Interests shall be $28,500,000 (the “Purchase Price”). The Purchase Price shall be paid at Closing in accordance with Section 6.”
2. No Other Changes. Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Original Agreement are and shall continue to be in full force and effect in accordance with their respective terms.
3. Counterparts. This Amendment may be executed in two or more counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement. This Amendment shall become effective when each of the Parties has received a counterpart hereof bearing a signature of the other Party. Delivery of an executed counterpart of a signature page to this Amendment by telecopy or by sending a scanned copy by way of electronic mail attachment shall be effective as delivery of a manually executed counterpart of this Amendment.

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The parties hereto have executed this Amendment No. 1 to Purchase and Sale Agreement on the day and year first above written.

SELLER:

Calumet North Dakota, LLC

By:	/s/ Timothy Go
Name:	Timothy Go
Its:	Chief Executive Officer

PURCHASER:

WBI Energy, Inc.

By:	/s/ David L. Goodin
Name:	David L. Goodin
Its:	Chairman of the Board

Signature Page to Amendment No. 1 to Purchase and Sale Agreement